Exhibit 99.1

iBio, Inc. receives Notice from NYSE MKT Staff that Company currently is not in compliance with an additional Continued Listing Standard

Newark, Del., April 22, 2013 – iBio, Inc. (NYSE MKT: IBIO) announced today that the Company has received notice from NYSE MKT (the “Exchange”) that, based on a review of the Company’s quarterly report on Form 10-Q for the period ended December 31, 2012, the Exchange Staff has concluded that the Company is not in compliance with Section 1003(a)(iv) of the Exchange Company Guide. This criterion applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature.

As previously announced, the Exchange Staff notified the Company in February 2013 and November 2012 that it is not in compliance with the Exchange’s continued listing criteria set forth in Section 1003(a)(ii) and Section 1003(a)(iii) of the Exchange Company Guide.  These listing criteria apply if a listed company has stockholders’ equity of less than $4,000,000 and net losses in three of its four most recent years and stockholders’ equity of less than $6,000,000 and net losses in its five most recent years, respectively. In response to these prior notices, the Company submitted, and the Exchange subsequently accepted a plan of compliance which is intended to restore the Company’s compliance with the criteria in Sections 1003(a)(ii) and Section (a)(iii) on or before October 14, 2013.

In response to the current notice, the Company has been afforded the opportunity to submit a updated plan of compliance to the Exchange by May 6, 2013, that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by July 15, 2013.

If the updated plan of compliance is not accepted by the Exchange, the Company would receive a delisting notice from the Exchange Staff; however, the Company would be afforded the opportunity to request a hearing before an independent Listing Qualifications Panel (the “Panel”). The Company would remain listed pending the conclusion of the hearing process and the expiration of any extension granted by the Panel.

The Company believes that it will be able to submit before May 6, 2013 an updated plan that will demonstrate to the satisfaction of the Exchange the Company’s ability by July 15, 2013 to overcome the noted impairment and thereafter to comply with all of the Exchange’s continued listing standards within the timeframes provided by the Exchange.

If the updated plan is accepted, the Company will be subject to periodic review by the Staff of the Exchange during the plan period.  The failure by the Company to make progress consistent with the accepted plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. Additionally, iBio is developing select product candidates that have been derived from the iBioLaunch platform. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The iBioModulator platform is complementary to the iBioLaunch platform and is designed to significantly improve vaccine products with both higher potency and greater duration of effect. The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

Forward‐Looking Statements

Statements included in this news release related to iBio, Inc. may constitute forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as lack of available capital, intellectual property protection issues, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the company’s Reports filed with the Securities and Exchange Commission.

Contacts:
Robert Erwin, President
iBio, Inc.
302‐355‐2335
rerwin@ibioinc.com